UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2009

My Screen Mobile, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-20675	23-2932617
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

70 Yorkville Ave, Suite 300, Toronto, Ontario, Canada	M5R 1B9
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 866-936-8333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Please refer to the disclosure under Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Employment Agreement with Maurizo Angelone

My Screen Mobile, Inc., a Delaware corporation (“My Screen”) entered into an Employment Agreement with Maurizo Angelone (the “Angelone Employment Agreement”) dated January 14 , 2009, to hire Mr.  Angelone to serve as My Screen’s Chief Executive Officer.  The Angelone Employment Agreement has a three (3) year term (the “Term”), which shall commence on May 1, 2009 (the “Commencement Date”).  Mr. Angelone has also been appointed to serve as a member of My Screen’s Board of Directors, effective on the Commencement Date.  Pursuant to the terms of the Angelone Employment Agreement, Mr. Angelone will be paid a monthly salary of $25,000.  In addition, My Screen agreed to pay Mr. Angelone a signing bonus of $300,000, payable in three equal installments (a) the first of which has been paid, (b) the second of which is due within three (3) days after the Commencement Date, and (c) the third of which is due within ninety (90) days after the Commencement Date.  In addition, during each twelve (12) month period of the Term, Mr. Angelone shall be eligible to receive a cash bonus of up to $350,000 based on the achievement of milestones to be mutually agreed upon by My Screen’s Board of Directors and Mr. Angelone, within thirty (30) days after the commencement of each such twelve month period.

My Screen shall issue Mr. Angelone Three Million (3,000,000) shares of My Screen’s common stock, vesting in 6 equal installments of 500,000 shares, six months, twelve months, eighteen months, twenty four months, thirty months and thirty-six months after the Commencement Date, if Mr. Angelone is employed with My Screen as of the applicable vesting date.

My Screen also agreed to grant Mr. Angelone options to purchase an aggregate of 7,000,000 shares of My Screen’s common stock, having an exercise price of $1.00 per share.  Three Million (3,000,000) of the options vest in four equal installments six months, twelve months, twenty-four months and thirty-six months after the Commencement Date.  Four Million (4,000,000) of the options vest upon the achievement of certain milestones related to My Screen’s earnings, the launch of My Screen’s advertising platform for mobile devices in various countries, and the generation of advertising revenue.  Upon a Change of Control of My Screen, all of Mr. Angelone’s options and stock grants automatically vest.  In addition, to the extent a Change of Control results in net proceeds to My Screen or its stockholders, after payments of all debts, liabilities and other outstanding obligations, of more than $250,000,000, Mr. Angelone shall be entitled to receive (a) One Percent (1%) of the net proceeds between $250,000,000 and $500,000,000, (b) One and One-Half  Percent (1½%) of the net proceeds between $500,000,001 and $750,000,000, (c) Two Percent (2%) of the net proceeds between $750,000,000 and $1,000,000,000, (d) Three Percent (3%) of the net proceeds between $1,000,000,001 and $1,500,000,000, and (e) Four Percent (4%) of any net proceeds over $1,500,000,001.

If My Screen terminates Mr. Angelone, without cause, then My Screen shall continue to pay to Mr. Angelone his base salary and benefits for the greater of twelve (12) months and the remainder of the Term, and all 3,000,000 shares of common stock granted to Mr. Angelone as described above shall automatically vest.  In addition, Mr. Angelone is entitled to receive up to twelve months of salary and benefits upon a termination as a result of his death or disability.

Prior to joining MyScreen, Mr. Angelone spent 15 years with Nokia in senior executive roles, including his most recent position as Global Account Head for one of Nokia’s largest customers, Telefonica S.A., prior to this, Mr. Angelone led Nokia’s Latin American division.

The foregoing description of the Angelone Employment Agreement is qualified in its entirety by reference to the full text of the Angelone Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

d) Exhibits

10.1	Employment Agreement between My Screen Mobile and Mr. Angelone

99.1	Press release dated March 25, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

My Screen Mobile, Inc.

By:	/s/ Raghunath N. Kilambi
Raghunath N. Kilambi, Chief Financial Officer

Date: April 8, 2009

INDEX TO EXHIBITS

Exhibit Number	Description

10.1	Employment Agreement between My Screen and Mr. Angelone

99.1	Press release dated March 25, 2009